UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

                         -------------------------------

                            Name: Wintergreen Fund, Inc.

                      Address of Principal Business Office:

                                333 Route 46 West
                            Mountain Lakes, New Jersey 07046
                        Telephone Number: (973) 263-2600

                Name and address of agent for service of process:

                                Patricia A. Poglinco
                               Seward & Kissel LLP
                             One Battery Park Plaza
                            New York, New York 10004

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     Yes |X|                  No |_|





                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 10th day of May, 2005.


                                            WINTERGREEN FUND, INC.


                                          By: /s/ Elizabeth N. Cohernour
                                           ----------------------
                                           Name: Elizabeth N. Cohernour
                                           Title: President and Treasurer

Attest: /s/ John J. Cleary
        ---------------------
        Name: John J. Cleary
        Title: Secretary

25133.0003 #568821